EXHIBIT 10.27

FORM OF

SECTION 409A SPECIFIED EMPLOYEE POLICY

Third Point Reinsurance Ltd. and its subsidiaries (collectively, the “Company”) sponsor or are party to plans, programs, agreements, policies and arrangements, including but not limited to individual agreements (collectively referred to herein as the “Section 409A Plans”) that are “nonqualified deferred compensation plans” within the meaning of and subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”). In order to comply with Section 409A, “specified employees” (as defined in Section 409A) of the Company cannot receive a payment of “nonqualified deferred compensation” (as defined in Section 409A) upon or as a result of a “separation from service” (as defined in Section 409A) until at least six months after such separation from service.

This Section 409A Specified Employee Policy (the “Policy”) has been adopted to establish the method by which the Company will comply with the specified employee provisions of Section 409A for purposes of administering its Section 409A Plans. This Policy shall be deemed to amend and become a part of the terms and provisions of each Section 409A Plan. For the avoidance of doubt, this Policy amends all relevant policies, agreements and programs where applicable.

The effective date of this Policy is                    . The Policy applies with respect to all Section 409A Plans in effect during the term of the Policy, including those in effect on, and that the Company sponsors or becomes party to after the effective date of, the Policy.

Specified Employee

The term “Specified Employee” is defined in Section 409A and generally refers to the fifty (or, if fewer, the greater of three and 10% of the Company’s employees) most highly compensated officers of the Company. The identity of such officers will be determined under the specific methodology provided in the regulations issued under Section 409A and shall be consistently applied to all officers of the Company for purposes of such determination.

Delay in Certain Payments for “Specified Employees”

Notwithstanding the terms of any Section 409A Plan or this Policy to the contrary, if at the time of a service provider’s “separation from service” (within the meaning of Section 409A) he or she is a Specified Employee, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to the service provider upon or as a result of the separation from service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the separation from service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A. Any such payments to which he or she would otherwise be entitled during the first six months following his or her separation from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service (unless another Section 409A compliant payment date is set forth in the applicable Section 409A Plan) or within thirty days thereafter. These provisions will only apply if and to the extent required to avoid the accelerated taxation and additional taxes, interest and penalties imposed under Section 409A. For the avoidance of doubt, no delay shall apply to payments to Specified Employees who are not U.S. citizens or permanent residents, or otherwise subject to U.S. taxation, to the extent such payments are not subject to taxation in the United States.

Specified Employee Identification Date

Under this Policy, the determination of whether an officer of the Company should be included as a Specified Employee will be made annually for the 12-month period ending every December 31 (the “Specified Employee Identification Date”). Any officer who the Company determines was a Specified Employee at any time during such 12-month period will be considered a Specified Employee for the 12-month period commencing on the April 1st immediately following the Specified Employee Identification Date (i.e., from April 1 to the following March 31). A Specified Employee list compiled pursuant to this Policy may include individuals who are no longer employed by the Company on the Specified Employee Identification Date.

Amendment and Termination

The Company may terminate this Policy or amend this Policy at any time or from time to time; provided that such amendment is made in compliance with Section 409A.

Interpretation and Administration

The Compensation Committee of the Board and the Vice President in charge of Human Resources (or, if no officer is serving in such position, the General Counsel) shall have the authority, consistent with the terms of the Policy, to administer, interpret and construe this Policy and may delegate its responsibility to administer the Policy.

Section 409A Compliance

This Policy is intended to comply and be administered in accordance with Section 409A and the regulations promulgated thereunder.

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